Exhibit 10.5

February 15, 2019

Marion W. Fong

Re:  Employment Agreement (Exempt)

Dear Marion:

We are pleased to present you with this offer letter of employment (“Agreement”) with Woodbridge Wind-Down Entity LLC (“Employer”). The Agreement sets forth the material terms of the employment between you and Employer with respect to your employment as a Chief Financial Officer as follows:

1.
Employment.  Employer hereby employs you as Chief Financial Officer as of February 15, 2019 and you hereby accept such employment.  Your title and responsibilities may be changed, in writing, at the discretion of the Employer.  Your specific duties and responsibilities will include, without limitation, as described in your Job Description – see attached.  You will report directly to Frederick Chin.

2.
Term.  You are and at all times during the employment will remain an at-will employee, which means that your employment can be terminated by you or by Employer at any time with or without cause or notice.  The “at-will” nature of your employment, as specified in this Agreement, cannot be changed except by a written document signed by an authorized representative of Employer.

3.	Exclusive Employment. You agree that during your employment with Employer you will not render services for any third party or for your own account that conflict with your duties to the Employer.

4.	Place of Employment. Your place of employment shall be 14140 Ventura Blvd., Suite 302, Sherman Oaks, CA 91423 (the “Office”).

5.
Compensation. You will be paid an annualized salary of Four Hundred-Fifty Thousand Dollars and 00/100 ($450,000.00), less applicable withholdings and deductions, payable in accordance with the Employer’s standard payroll procedures (“Salary”).  Pay periods are bi-weekly (every two weeks). You will be paid every other Friday, unless a payday is a recognized holiday, in which case you will be paid on the prior business day. Generally, you will be expected to work 9:00 a.m. to 6:00 p.m., Monday through Friday, however, your work schedule will fluctuate based on the Employer’s business needs. Your job duties may require that you work outside of these hours, including overnight stays and out of town travel.  You acknowledge and agree that you will be an “exempt” employee as such term is defined under California and federal labor laws, and thus you will not be eligible for overtime pay.

As an exempt employee, the Employer expects and requires that more than fifty percent of your workday be spent on the job duties and responsibilities set forth in paragraph 1 of this Agreement. You acknowledge that this is a realistic expectation and requirement for the position of Chief Financial Officer / Co-Chief Operating Officer. Unless your position or responsibilities are expressly modified by the Employer, if at any point during your employment the primary duties which you are assigned, are spent on something other than the job duties described in paragraph one you are to immediately notify Frederick Chin, at fchin@woodbridgecompanies.com.

6.	Hours of Work. You acknowledge and agree that hours/days of work may vary according to the Employer’s needs.

7.
Paid-Time-Off (“PTO”).  You will accrue 128 hours of paid-time-off per calendar year, on a pro-rata basis per each pay period, in accordance with the Company’s PTO Policy. You will be permitted to use your PTO for vacation time or as paid sick leave for all permitted reasons as set forth in all applicable state and municipal paid sick leave laws. For additional information please review the Company’s PTO policy included in the Company’s Employee Handbook.

8.
Workers’ Compensation Insurance.  Employer offers compensation benefits in the event that you sustain an industrial injury or illness through State Compensation Insurance Fund. You can file a claim with State Compensation Insurance Fund by calling Claims Department at 1-888-782-8338.

9.
Use of Employer Property. Employer expects that you will safeguard its property and treat it with due care and failure to do so may result in discipline up to and including termination.  Upon termination of your employment, all Employer property must be returned to the Employer.

10.
Reimbursement of Expenses.  Employer reimburses all reasonable and necessary business expenses.  You are expected to submit requests for reimbursement promptly accompanied by paper or electronic receipts.  Employees submitting expenses more than thirty (30) days following when they were incurred may be subject to discipline.

11.
Confidential Information.  You understand, agree and acknowledge that, as a result of and in connection with your employment, you may be given or obtain access to confidential and proprietary information of or relating to Employer and its subsidiaries and affiliated entities, including, but not necessarily limited to, shareholders, members, managers, partners, directors, officers, and employees.  You recognize that all such information (“Confidential Information”) is extremely valuable to Employer and that any unauthorized disclosure  or  use  of  any  such  Confidential  Information  could  irreparably  damage Employer, and although you may be provided with or obtain such Confidential Information as a result of or in connection with your employment with Employer, Employer has taken reasonable precautions and steps to protect the Confidential Information from unauthorized disclosure or use.  You therefore agree that you will not disclose or use any Confidential Information for any purpose whatsoever other than in the course and scope of providing the services you are required to provide in connection with your employment, that you will disclose Confidential Information to other persons, including persons within Employer’s organization, only if they have a need to know the information in order to perform their job responsibilities, and will not disclose Confidential Information to any person outside the Employer’s organization unless you first have obtained the express written consent from an  authorized  representative  of  Employer.    You  understand  and  agree  that  your confidentiality obligations under this section will continue during the term of this Agreement and your employment, and will also continue after the termination of your employment for any reason, including the termination of this Agreement.  Without limiting the foregoing, you specifically agree that you will not use or disclose any Confidential Information other than as permitted hereunder.

12.
Contingencies.  This offer is conditioned upon your (1) accepting and returning a signed original of this letter; (2) providing proof of your identity and legal authorization to work in the United States including completing and submitting the enclosed INS Form I-9; (3) agreeing to be bound by and comply with any employment policies and procedures as may be provided to you from time to time; (4) consenting to a background check of which the results are satisfactory to Employer; and (5) all other new hire paper work.  Your consent to a background check includes an agreement to execute any required authorizations.

13.	Miscellaneous.

(a)	This Agreement shall be governed by and construed, administered and enforced in accordance with the laws of the state of California, without regard to California conflict of laws principles.

(b)
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by you, nor may any of your duties hereunder be delegated, without the prior written consent of Employer, which consent may be given or withheld by Employer in its sole and absolute discretion.

(c)	Employer has the sole discretion to alter the terms and conditions of your employment, including your job position, compensation, and benefits, with or without advance notice or cause.

(d)
This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes all prior agreements and understandings of the parties with respect to the subject matter hereof.

Please indicate your agreement to the foregoing by signing this letter in the space provided below.

Very truly yours,

WOODBRIDGE WIND-DOWN ENTITY LLC

By:	/s/ Frederick Chin
Name:	Frederick Chin
Its:	CEO

ACCEPTED AND AGREED:

Marion W. Fong

/s/ Marion W. Fong
Employee Signature

Date:	2/14/19